Exhibit 99.1

EQM TECHNOLOGIES & ENERGY ENTERS INTO MEMORANDUM OF UNDERSTANDING WITH SULLIVAN INTERNATIONAL GROUP REGARDING POTENTIAL MERGER

Cincinnati, OH, January 21, 2014 – EQM Technologies & Energy, Inc. (OTCQB: EQTE) (“EQM”), a leading provider of environmental services to government and commercial sectors, announced today that it has entered into a memorandum of understanding (the “MOU”) with Sullivan International Group, Inc. (“Sullivan”) regarding a potential merger of EQM and Sullivan.

Sullivan, headquartered in San Diego, CA, is a privately-held professional services firm providing applied science, environmental, and technology services to the commercial and government sectors.

The MOU, which is non-binding and subject to the satisfactory completion of a mutual due diligence review, provides that EQM and Sullivan will negotiate and enter into a merger agreement pursuant to which Sullivan would merge with and into a subsidiary of EQM.  For the trailing 12 months as of September 30, 2013, EQM and Sullivan generated approximately $100 million in combined revenues.  In the merger, Sullivan’s stockholders would receive approximately $2 million in cash and 16 million shares of EQM’s common stock, which amounts may be adjusted based on the parties’ due diligence review and EQM’s expected debt level following the merger.  Upon completion of the merger, Sullivan’s CEO Steve Sullivan would become President and a director of EQM.

“A potential merger with Sullivan presents an exciting opportunity for EQM to expand our revenue base and to produce efficiencies that will benefit our customers and make us more competitive in the marketplace,” said Jon Colin, Interim Chief Executive Officer of EQM. “We believe that a merger with Sullivan would provide substantial value to EQM’s stockholders.”

“Having worked with EQM over the past decade, the opportunity to combine forces through a merger is a natural progression in this already successful and mutually beneficial relationship,” said Steve Sullivan, Chief Executive Officer of Sullivan. “A merger also will provide a broader base of project opportunities essential to retaining existing employees and attracting the top talent needed to compete in today’s evolving environmental industry.”

The obligations of the parties to complete the merger under the terms of the merger agreement would be subject to various conditions, including but not limited to a condition that EQM raise at least $10 million in net proceeds in a PIPE or public offering of its common stock, that EQM and Sullivan receive all required approvals in connection with the merger and the financing and the drafting and execution of definitive transaction documents.  The parties plan to work together to complete the financing on or before June 30, 2014.  There can be no assurance that the parties will enter into a merger agreement or will be able to complete the financing or the merger.

The MOU contains a binding exclusivity provision in which Sullivan has agreed that for 180 days it will not enter into another agreement with a third party with respect to the acquisition or sale of Sullivan or a material part of its assets, or engage in any related discussions with a third party.  This exclusivity provision will be extended automatically for an additional 180 days if EQM enters into a letter of intent or similar agreement with an underwriter or placement agent with respect to the financing.

Notwithstanding the above, the MOU does not preclude EQM from continuing to pursue or close other potential acquisition candidates.

About EQM Technologies & Energy, Inc.

EQM, based in Cincinnati, OH, is a leading provider of environmental services - consulting & engineering, clean technology, and remediation & construction management - to the public and industrial sectors, with approximately 204 employees and satellite offices and operations in 11 states. EQM has longstanding relationships and multi-year contracts with numerous federal agencies, including the Environmental Protection Agency and the Department of Defense (including the Air Force Center for Engineering & Environment, Naval Facilities Engineering Command, and the Army Corps of Engineers), as well as private sector clients across numerous industries. For more information, please visit www.eqm.com.

About Sullivan International Group, Inc.

Sullivan, based in San Diego, CA, is an award winning provider of environmental services, including consulting & engineering, environmental technologies, energy services and remediation & construction management, to both the private and federal sectors, with approximately 168 employees and satellite offices and operations in 10 states. Ranked as one of the nation’s top 200 environmental firms by Engineering News-Record (ENR) in 2013, Sullivan serves numerous federal agencies, including the Environmental Protection Agency, the Department of Defense (including the Air Force Center for Engineering & Environment, Naval Facilities Engineering Command, and the Army Corps of Engineers), as well as private sector clients across multiple industries. For additional information, please visit www.onesullivan.com.

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words.  These forward-looking statements are not guarantees of future actions or performance.  These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results.  The uncertainties and risks include, but are not limited to, our ability to successfully implement our business strategy, changes and fluctuations in the U.S. public sector’s spending priorities, changes in laws and regulations related to the protection of the environment, our need for additional financing and the availability and terms of any such financing, and our ability to successfully integrate acquired businesses and realize anticipated synergies.  Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission.  We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
EQM Technologies & Energy, Inc.
Robert R. Galvin, 800-229-7495 or 513-742-7219
Chief Financial Officer
Fax: 513-825-7495
rgalvin@eqm.com